Exhibit 99.2

FROM:

Accredited Home Lenders Holding Co.

15253 Avenue of Science

San Diego, CA 92128

Rick Howe, 858.676.2148

rhowe@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED ANNOUNCES STRATEGIC RESTRUCTURING

SAN DIEGO, Aug. 22, 2007 – Accredited Home Lenders Holding Co. (NASDAQ:LEND) (“Accredited” or “Company”) announced today that it will take several steps to restructure the Company’s overall operations in response to the ongoing turmoil in the non-prime mortgage industry. The Company will implement the following changes to its loan origination and settlement services platforms:

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Substantially all of the retail lending business consisting of 60 retail branch locations and 5 centralized retail support locations will be effectively closed as of September 5, 2007, impacting approximately 480 positions nationwide. Accredited will continue to operate its San Diego-based customer retention unit that assists the Company’s loan servicing customers.

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Five of the Company’s ten wholesale divisions will be substantially closed effective September 5, 2007. These closures, combined with reductions in staff at the remaining five divisions, will reduce the wholesale workforce by approximately 490 positions, leaving approximately 340 employees in the wholesale operation.

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Effective immediately, no new U.S. loan applications will be accepted, although the Company will honor existing commitments. Accredited intends to resume wholesale loan originations based upon improvement in market conditions.

•	The Company’s settlement and insurance services division, Inzura Settlement Services, which provides appraisal, title insurance and other settlement services, will be substantially reduced.

•	Headquarters staff in San Diego, CA will be significantly reduced to approximately 220 people from its current workforce of approximately 400.

After completion of the restructuring, the Company expects that the total workforce, including Canada, will be approximately 1,000 employees, down from the previously announced 2,600 employees as of June 30, 2007.

James A. Konrath, chairman and chief executive officer, commented, “These difficult decisions were made out of necessity in light of the continued and widely publicized turbulence in the mortgage and financial markets, but with a heavy heart. Many of the people who are affected by these decisions have been productive, dedicated, and loyal colleagues for many years. We will miss them and the enthusiasm and creativity that they brought to their jobs every day at Accredited.”

The Company reported that neither its Canadian operations nor its servicing platform for its loan portfolio of $8.4 billion as of June 30, 2007 will be affected by the restructuring. Mr. Konrath added, “Accredited’s delinquency and loss numbers have historically been among the best in the industry. Even though our servicing ratings have been downgraded over liquidity concerns in recent months, we intend to maintain the quality of our servicing operations and expect to continue providing the highest level of loan servicing for our bond investors.”

With this restructuring and the recently announced trade of approximately $1 billion of the Company’s loan inventory with a right to repurchase, Accredited believes that the cash flows from the Company’s securitized loans, servicing income and other income will enable the Company to maintain its downsized operations until market conditions improve and the Company can resume loan origination operations. The Company expects to maintain its three existing warehouse credit facilities with a total capacity of $1.6 billion for U.S. loan originations and $150 million Canadian for Canada loan originations. The trade of loans substantially reduces the outstanding borrowings under the Company’s warehouse credit facilities, as well as the Company’s exposure to margin calls by the warehouse lenders.

Mr. Konrath added, “We believe that the streamlining of our operations and significant curtailment of new loan originations are required to preserve liquidity during the current and anticipated market conditions, and are also designed to position Accredited to compete in the mortgage market when it functions more rationally. We will closely monitor the market in order to be responsive to changes in the future.”

About Accredited

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the U.S. and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including the Company’s ability to complete the proposed merger with Lone Star, the Company’s planned changes to its loan origination and settlement services platforms, the Company’s ability to complete the restructuring, the Company’s ability to continue funding its operations, the Company’s ability to maintain its existing credit facilities, the Company’s ability to compete in the mortgage market, and other risk factors as outlined in Accredited Home Lenders Holding Co.’s annual report on Form 10-K for the year ended December 31, 2006, and other documents filed by the Company with the Securities and Exchange Commission. These and other factors could cause the Company’s actual results to differ materially from what it projects or contemplates in its forward-looking statements. The Company cautions readers that the non-prime mortgage industry and the Company’s business are subject to numerous significant risks and uncertainties.